Exhibit No. 99 For Immediate Release

Media Contacts:	Investor Contacts:
Susan Busch, Director of Corporate PR	Jennifer Driscoll, Vice President of Investor Relations
(612) 291-6114 or susan.busch@bestbuy.com	(612) 291-6110 or jennifer.driscoll@bestbuy.com

Kelly Groehler, Senior Manager of Corporate PR	Charles Marentette, Senior Director of Investor Relations
(612) 291-6115 or kelly.groehler@bestbuy.com	(612) 291-6184 or charles.marentette@bestbuy.com

Carla Haugen, Director of Investor Relations
(612) 291-6146 or carla.haugen@bestbuy.com

Best Buy’s Third-Quarter Earnings Rise 11% to $0.31 per Diluted Share;
Investments Drive 16% Revenue Growth

Third-Quarter Performance Summary

(U.S. dollars in millions, except per share amounts)

	Three Months Ended
	Nov. 25, 2006	Nov. 26, 2005
Revenue	$8,473	$7,335
Comparable store sales % gain[1]	4.8%	3.3%
Gross profit as % of revenue	23.5%	24.4%
SG&A as % of revenue	21.2%	21.8%
Operating income as % of revenue	2.3%	2.6%
Net earnings	$150	$138
Diluted EPS	$0.31	$0.28

1 Comprised of revenue at stores and Web sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The calculation of the comparable store sales percentage gain excludes the effect of fluctuations in foreign currency exchange rates.

MINNEAPOLIS, Dec. 12, 2006 — Best Buy Co., Inc. (NYSE: BBY) today reported net earnings of $150 million, or $0.31 per diluted share, for its fiscal third quarter ended on Nov. 25, 2006. The leading consumer electronics retailer’s net earnings per diluted share increased 11 percent, compared with $0.28 per diluted share for the prior-year third quarter. For the three quarters ended Nov. 25, 2006, the company’s net earnings grew 24 percent to $614 million, or $1.24 per diluted share, versus $496 million, or $0.99 per diluted share, for the same period of the prior fiscal year.

1

Third-Quarter Highlights

•                  Total quarterly revenue increased 16 percent to $8.5 billion, driven primarily by new store openings. Comparable store sales for the quarter rose by 4.8 percent due to an increase in average transaction size. The comparable store sales gain was at the high end of the company’s annual guidance range.

•                  Best Buy added a Magnolia Home Theater experience to 136 U.S. Best Buy locations during the quarter. In addition, the company expanded and upgraded the television shopping experience in 89 additional U.S. Best Buy locations.

•                  Revenue from the international segment grew 51 percent, fueled by the addition of Five Star operations in China and a 13.7-percent comparable store sales gain from Canadian stores.

“While a very competitive climate put pressure on our margins, resulting in earnings below our original expectations, I continue to support the strategic choices we made,” said Brad Anderson, vice chairman and CEO of Best Buy. “The market share gains we saw, and the new customers we acquired, give us momentum as we begin our fourth quarter, which generates the largest percentage of our earnings for the year.”

Third-Quarter Results Show Strong Enterprise-Wide Performance

For the fiscal 2007 third quarter, Best Buy’s revenue increased 16 percent to $8.5 billion, compared with revenue of $7.3 billion for the third quarter of fiscal 2006. The revenue increase reflected the net addition of 227 new stores in the past 12 months and a comparable store sales gain of 4.8 percent for the third quarter. The company’s revenue growth and store count included the impact of recent acquisitions; namely, 14 Pacific Sales Kitchen & Bath Centers showrooms added in March 2006 and 131 Five Star locations added in June 2006. The comparable store sales gain was driven by an increase in the average transaction size, as the company’s revenue mix continued to reflect a shift toward higher-ticket items. Best Buy also noted that customers made more purchases online; total third-quarter online revenue grew more than 30 percent, as compared with the same quarter of the prior year, reflecting improvements to the company’s Web sites and its in-store pickup process.

The gross profit rate for the third quarter was 23.5 percent of revenue, a decrease from a gross profit rate of 24.4 percent of revenue for the prior-year third quarter. The 90-basis-point decline was driven by several factors. The primary driver was a more promotional position during the quarter in certain key product categories and the increased mix of lower-margin products (such as notebook computers and gaming systems). Additionally, the company drove significant volume gains during the highly promotional Thanksgiving weekend which also put pressure on the gross profit rate. Also, as previously reported, the company’s prior year third-quarter gross profit rate included a 30-basis-point benefit from the initial recognition of gift card breakage. Finally, the inclusion of Five Star’s lower gross profit rate contributed approximately 25 basis points of the decline.

Best Buy’s selling general & administrative (SG&A) expense rate improved to 21.2 percent of revenue for the third quarter, compared with 21.8 percent of revenue for the prior year’s period. The year-over-year improvement in the SG&A rate was primarily due to leverage on revenue growth, broad-based productivity gains, as well as a 25-basis-point benefit from Five Star’s lower SG&A rate. As expected, the SG&A rate gain moderated versus the first half of the year, as the company increased its advertising spending and its investment in home theater areas in its stores. The company also relocated or opened 9 more U.S. Best Buy stores in this year’s fiscal third quarter as compared to the same period last year. Also, the company recorded increased litigation expenses in this year’s fiscal third quarter versus the same period in the prior year. Finally, the company did not incur the hurricane relief-effort expenses this year that were reported in last year’s fiscal third-quarter results.

The company reported net interest income of $24 million, up from $14 million in the prior year’s third quarter, due to higher investment yields partially offset by a slightly lower average cash balance. The company’s tax rate for the quarter was 31.6 percent, versus 32.2 percent in the prior year period, reflecting the resolution of certain income tax matters.

Company Continues to Project EPS Growth of 20 Percent in Fiscal 2007

Darren Jackson, Best Buy’s executive vice president of finance and CFO said, “We remain on track to deliver annual earnings per diluted share of $2.65 to $2.80 due to new store openings, market share gains and expense controls. The third quarter ended with very strong top-line growth, and we see solid customer interest continuing into the early part of the fourth quarter.”

The company’s guidance reflects stronger comparable store sales gains, combined with modestly better expense leverage. These factors are expected to be offset by slightly steeper declines in the gross profit rate for the fiscal year. Specifically, the company expects to generate revenue growth approaching 16 percent for the fiscal year. Jackson added that he now expects a comparable store sales gain for the fiscal year in the range of 4 percent to 5 percent based on year-to-date results and the company’s fourth-quarter outlook, compared with prior guidance of 3 percent to 5 percent. The company also expects a strong revenue increase from gift cards, which are recognized as revenue only when the cards are redeemed, and from an increase in its customer loyalty program to 12 million members, who earn points toward future purchases. The company anticipates continued year-over-year SG&A rate improvements reflecting leverage associated with revenue growth, productivity gains and expense controls. Based on current trends in the revenue mix, the ongoing constraint of Five Star’s margins and the impact of third-quarter margin results, the company now projects a gross profit rate decline for the fiscal year of approximately 60 basis points, versus prior guidance of approximately 50 basis points. The company estimates that SG&A leverage will more than offset the gross margin rate decline for the fiscal year, resulting in an anticipated annual operating income rate improvement of approximately 30 to 40 basis points.

In addition, the company updated its capital expenditures guidance for the year to a range of $750 million to $800 million, primarily to reflect the expanded home theater investments and the retail investments in China.

Domestic Segment Enjoys Revenue Lift; Investments and Execution Drive Results

Domestic Third-Quarter Performance Summary

(U.S. dollars in millions)

	Three Months Ended		Nine Months Ended
	Nov. 25, 2006	Nov. 26, 2005	Nov. 25, 2006	Nov. 26, 2005
Revenue	$7,164	$6,466	$19,947	$17,955
Comparable store sales % gain[1]	3.6%	3.8%	3.7%	4.0%
Gross profit as % of revenue	24.0%	24.8%	25.0%	25.4%
SG&A as % of revenue	21.4%	21.7%	20.7%	21.5%
Operating income	$186	$198	$847	$695
Operating income as % of revenue	2.6%	3.1%	4.2%	3.9%

1 Comprised of revenue at stores and Web sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening.  Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition.

Best Buy’s domestic segment—comprised of U.S. Best Buy, Geek Squad, Magnolia Audio Video and Pacific Sales operations—reported third-quarter operating income of $186 million, a decrease of $12 million, compared with the prior year’s period. The operating income rate reduction reflected a more promotional environment, which was partially offset by the benefits of solid revenue growth and expense leverage. The prior year’s third-quarter results included the $29 million benefit ($0.04 per diluted share) of the initial recognition of gift card breakage (as previously reported). The quarter’s domestic segment revenue totaled $7.2 billion, an increase of 11 percent. The revenue increase included the opening of new stores, a comparable store sales gain of 3.6 percent, and the acquisition of Pacific Sales. U.S. Best Buy stores reported a comparable store sales gain of 3.7 percent. The U.S. Best Buy revenue results were bolstered by growth in online revenue of more than 30 percent. Pacific Sales, a retailer of high-end home improvement products, contributed revenue of $77 million during the quarter. Magnolia Audio Video’s 20 stores reported revenue of $41 million and a comparable store sales decline of 10.0 percent, on a difficult comparison, which was a gain of almost 19 percent in the prior year’s period.

The company had 298 Magnolia Home Theater rooms inside Best Buy stores at the end of the quarter. These rooms are aimed at enhancing the customer experience in the growing flat-panel TV and home theater category. The company employs approximately 2,800 home theater installers, who provide customers with end-to-end home theater solutions. Additionally, the company has expanded the presence of Best Buy For Business to 266 U.S. stores, up from 173 stores at the end of the fiscal 2007 second quarter. The company had more than 400 employees at the end of the quarter who were Microsoft-certified professionals, further enhancing the company’s capabilities in catering to small business customers.

Brian Dunn, Best Buy’s president and COO, said, “Customers want us to help them select the right combination of products and services to get the benefits they desire, whether that is an incredible home theater experience or internet access throughout their house. They also want to shop us in different channels — in their home, online, by phone and in stores. We have been investing in our supply chain and information technology to deliver on that promise, and those investments are paying off.”

International Segment Delivers Strong Revenue and Operating Income Growth

International Third-Quarter Performance Summary

(U.S. dollars in millions)

	Three Months Ended		Nine Months Ended
	Nov. 25, 2006	Nov. 26, 2005	Nov. 25, 2006	Nov. 26, 2005
Revenue	$1,309	$869	$3,088	$2,200
Comparable store sales % gain[1]	13.7%	(0.5)%	10.4%	0.9%
Gross profit as % of revenue	21.0%	21.6%	22.0%	22.9%
SG&A as % of revenue	20.2%	22.6%	21.4%	23.2%
Operating income (loss)	$10	$(9)	$16	$(6)
Operating income (loss) as % of revenue	0.8%	(1.0)%	0.5%	(0.3)%

1 Comprised of revenue at stores and Web sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The calculation of the comparable store sales percentage gain excludes the effect of fluctuations in foreign currency exchange rates.

Best Buy’s international segment generated third-quarter operating income of $10 million, compared with an operating loss of $9 million in the prior year’s period. The segment is comprised of Best Buy operations in Canada and China, Five Star operations in China, and Future Shop and Geek Squad operations in Canada.

International segment revenue rose 51 percent to $1.3 billion. The revenue from Canadian operations increased $223 million year-over-year for the quarter, primarily driven by a comparable store sales gain of 13.7 percent and strong store execution. The comparable store sales gain reflected strong consumer interest in flat-panel TVs, gaming hardware and notebook computers at both Future Shop and Best Buy stores, as well as an increase of approximately 15 percent in online revenue. Both Canadian brands delivered double-digit comparable store sales gains as consumers responded to increased differentiation between the two formats. The Canadian team posted a 200-basis-point improvement in its operating income rate through leveraging its revenue growth, a more efficient promotional strategy and solid retail execution.

Revenue from retail operations in China totaled $217 million for the quarter. (The company is reporting results from its acquired operations in China on a two-month lag basis.) The company’s first Best Buy store is scheduled to open in Shanghai, China, before the end of the fiscal year.

Bob Willett, CEO of Best Buy International, commented, “Consumers in Canada really appreciate the benefits of a digital lifestyle, and they are responding to the unique strengths of our brands, our marketing and our service levels. We also continue to learn about our customers in China, where we are pursuing a careful strategy of controlled growth.”

Sales of Flat-Panel TVs Continue to Drive Growth

	Revenue Mix Summary		Comparable Store Sales
	Three Months Ended		Three Months Ended
Product Group	Nov. 25, 2006	Nov. 26, 2005	Nov. 25, 2006	Nov. 26, 2005
Consumer Electronics	46%	44%	9.7%	14.0%
Home Office	29%	33%	0.2%	(0.2)%
Entertainment Software	17%	17%	4.1%	(12.2)%
Appliances	8%	6%	(4.6)%	7.3%
Total	100%	100%	4.8%	3.3%

During the third quarter of fiscal 2007, Best Buy’s comparable store sales gain was driven by higher revenue from flat-panel TVs, notebook computers and gaming. These gains more than offset comparable store sales declines in tube and projection TVs, desktop computers and CDs.

Best Buy’s revenue mix for the third quarter of fiscal 2007 reflected continued growth in the consumer electronics product group. Consumer electronics, which represented 46 percent of third-quarter revenue, posted a 9.7-percent comparable store sales gain and again led the company’s results. Within consumer electronics, flat-panel TVs experienced a very strong double-digit comparable store sales gain due to higher volumes (driven by declining prices), improved assortments of TVs in larger screen sizes, and the addition of more Magnolia Home Theater store-within-a-store experiences. Total television comparable store sales grew by the solid-double-digits as flat-panel TV growth was partially offset by declines in comparable store sales of tube and projection TVs.

The home office product group accounted for 29 percent of fiscal 2007 third-quarter revenue and had a 0.2-percent comparable store sales gain. A solid-double-digit comparable store sales increase for notebook computers fueled the growth as customers continued to opt for mobility. The gains from notebook computers and computer services were offset by a low-double-digit comparable store sales decline for desktop computers.

The entertainment software product group, which comprised 17 percent of third-quarter revenue, increased 4.1 percent on a comparable store sales basis. A solid double-digit gain in comparable store sales of video gaming was partially offset by an expected comparable store sales decline for CDs in the low double digits. The gaming strength was fueled by strong sales of existing platforms as well as two new platforms, PlayStation 3 and Nintendo Wii, launched late in the period. Comparable store sales of DVDs decreased by the low-single-digits.

The appliances product group, which totaled 8 percent of fiscal 2007 third-quarter revenue, had a comparable store sales decrease of 4.6 percent for the quarter due to a slower industry-wide environment. The company continued to see increases in its average selling price in major appliances and believes it grew its market share in the fiscal third quarter.

During the third quarter, the company opened 41 U.S. Best Buy stores, including 12 of its 45,000-square-foot stores, 24 of its 30,000-square-foot stores, and five of its 20,000-square-foot stores. At the end of the third quarter, the company operated 812 Best Buy stores, 12 Geek Squad stores, 20 Magnolia Audio Video stores and 14 Pacific Sales showrooms. It also operated 133 Five Star stores in China, and 121 Future Shop stores and 47 Best Buy stores in Canada. For the trailing 12 months, the company opened 238 new stores (including 14 acquired Pacific Sales showrooms and 131 Five Star locations) and closed 11 stores. More details regarding historical store counts and square footage are available on the company’s Web site under “For Our Investors.”

Company Repurchases $22 Million in Common Stock

During the third quarter of fiscal 2007, Best Buy repurchased approximately 0.5 million shares of its common stock at an average price of $46.34 per share, for a total repurchase of approximately $22 million. Fiscal year to date, the company has repurchased approximately 9.5 million shares at an average price of $51.00 per share. At the end of the fiscal 2007 third quarter, the company had $1.3 billion remaining under the $1.5 billion authorization for share repurchases approved by the board of directors and announced on June 21, 2006.

On Oct. 24, 2006, the company paid a dividend of 10 cents per share, or $48 million in the aggregate, which was a 25-percent increase compared with the dividend per share paid in the prior year’s third quarter.

Best Buy is scheduled to conduct an earnings conference call at 10 a.m. Eastern Time on Dec. 12, 2006. The call is expected to be available on its Web site both live and after the call at www.BestBuy.com. The public may access the call by clicking on “For Our Investors.”

Forward-Looking and Cautionary Statements:

This news release contains forward-looking statements that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: general economic conditions, acquisitions and development of new businesses, product availability, sales volumes, profit margins, weather, foreign currency fluctuation, availability of suitable real estate locations, our ability to react to a disaster recovery situation, and the impact of labor markets and new product introductions on our overall profitability. A further list and description of these risks, uncertainties and other matters can be found in the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on May 10, 2006, and in our other periodic reports filed from time to time with the SEC. Best Buy cautions that the foregoing list of important factors is not complete and assumes no obligation to update any forward-looking statements that it may make.

About Best Buy Co., Inc.

Best Buy Co., Inc. (NYSE: BBY) is an innovative Fortune 100 growth company that continually strives to create superior customer experiences. Through more than 1,150 retail stores across the United States, Canada and in China, our employees connect customers with technology and entertainment products and services that make life easier and more fun. We sell consumer electronics, home-office products, entertainment software, appliances and related services. A Minneapolis-based company, our operations include: Best Buy (BestBuy.com and BestBuy.ca), Future Shop (FutureShop.ca), Geek Squad (GeekSquad.com and GeekSquad.ca), Pacific Sales Kitchen and Bath Centers (PacificSales.com), Magnolia Audio Video (Magnoliaav.com) and Five Star (Five-Star.cn). We support our communities through employee volunteerism and grants from The Best Buy Children’s Foundation.

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BEST BUY CO., INC.

CONSOLIDATED STATEMENTS OF EARNINGS

($ in millions, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	Nov. 25, 2006	Nov. 26, 2005	Nov. 25, 2006	Nov. 26, 2005
Revenue	$8,473	$7,335	$23,035	$20,155
Cost of goods sold	6,478	5,547	17,373	15,098
Gross profit	1,995	1,788	5,662	5,057
Gross profit %	23.5%	24.4%	24.6%	25.1%
Selling, general and administrative expenses	1,799	1,599	4,799	4,368
SG&A %	21.2%	21.8%	20.8%	21.7%
Operating income	196	189	863	689
Net interest income	24	14	68	45
Earnings before income tax expense and minority interests	220	203	931	734
Income tax expense	70	65	317	238
Effective tax rate	31.6%	32.2%	34.1%	32.5%
Minority interests	—	—	—	—
Net earnings	$150	$138	$614	$496

Basic earnings per share	$0.31	$0.28	$1.27	$1.01

Diluted earnings per share[1]	$0.31	$0.28	$1.24	$0.99

Dividends declared per common share	$0.10	$0.08	$0.26	$0.23

Basic weighted average common shares outstanding (in millions)	481.0	491.1	482.5	491.2

Diluted weighted average common shares outstanding (in millions)[1]	495.8	507.2	497.4	507.4

1 The calculation of diluted earnings per share assumes the conversion of our convertible debentures due in 2022 into 8.8 million shares of common stock and adds back the related after-tax interest expense of $1.7 for the three months ended Nov. 25, 2006, and Nov. 26, 2005, respectively; and $5.1 and $5.0 for the nine months ended Nov. 25, 2006, and Nov. 26, 2005, respectively.

 —Balance Sheets Follow —

BEST BUY CO., INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

($ in millions)

(Unaudited)

Subject to Reclassification

	Nov. 25,	Nov. 26,
	2006	2005
ASSETS
Current assets
Cash & cash equivalents	$1,202	$812
Short-term investments	1,513	2,285
Receivables	1,112	883
Merchandise inventories	6,084	5,314
Other current assets	759	400
Total current assets	10,670	9,694
Net property & equipment	2,971	2,637
Goodwill	991	546
Other intangible assets	83	46
Long-term investments	320	114
Other assets	351	205
TOTAL ASSETS	$15,386	$13,242

LIABILITIES & SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$6,332	$5,325
Accrued liabilities	2,363	2,113
Current portion of long-term debt	459	17
Total current liabilities	9,154	7,455
Long-term liabilities	405	377
Long-term debt	191	554
Minority interests	34	—-
Shareholders’ equity	5,602	4,856
TOTAL LIABILITIES &
SHAREHOLDERS’ EQUITY	$15,386	$13,242

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